UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                                Mind C.T.I. Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Ordinary Shares, NIS 0.01 nominal value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M7024010
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]   Rule 13d-1(b)
        [ ]   Rule 13d-1(c)
        [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 40 Pages

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 2 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 40 PAGES

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 3 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Companion Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 40 PAGES

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 4 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 40 PAGES

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 5 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 40 PAGES

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 6 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Advisors Fund (QP), L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 40 PAGES

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 7 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit V Advisors Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 40 PAGES

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 8 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures V, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 40 PAGES

-------------------                                          ------------------
CUSIP NO.  M7024010                   13G                    PAGE 9 OF 40 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 10 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 11 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 12 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 13 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 14 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 14 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 15 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 15 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 16 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 16 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 17 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 17 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 18 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 18 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 19 OF 40 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas F. Farb
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,056,621 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,056,621 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,056,621 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.99%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 19 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 20 OF 40 PAGES
-------------------                                          -------------------
                                  Schedule 13G
                                  ------------

Item 1(a).        NAME OF ISSUER:  Mind C.T.I. Ltd.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: Industrial Park, Building 7, Yoqneam 20692, Israel

Item 2(a). NAMES OF PERSONS FILING: Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan, Peter Y. Chung, and Thomas F. Farb.

                  Summit Partners V, L.P. is the sole general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb are individual general partners of each of Summit Partners, LLC and Summit Investors III, L.P.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund
                  (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, Mohan, and Farb is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). CITIZENSHIP: Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund
                  (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Ordinary Shares, NIS 0.01 nominal value

Item 2(e).        CUSIP Number:M7024010

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

                               PAGE 20 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 21 OF 40 PAGES
-------------------                                          -------------------

Item 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,056,621 Ordinary Shares as of December 31, 2000. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 2,056,621 Ordinary Shares as of December 31, 2000.

                        As of December 31, 2000, Summit Ventures V, L.P. was the record owner of 1,081,100 Ordinary Shares and 650,000 Non-Voting Ordinary Shares. At the option of the holder of any Non-Voting Ordinary Shares, any Non-Voting Ordinary Shares held by such holder may be converted into an equal number of fully-paid and non-assessable Ordinary Shares, except to the extent that, after giving effect to the conversion of all the Non-Voting Ordinary Shares proposed by a holder to be so converted, such holder and its affiliates would own ten percent (10%) or more of the outstanding voting shares of Mind C.T.I. Ltd. Accordingly, 114,021 Non-Voting Ordinary Shares are convertible into Ordinary Shares at the option of Summit Ventures V, L.P. As of December 31, 2000, Summit V Companion Fund, L.P. was the record owner of 644,180 Ordinary Shares. As of December 31, 2000, Summit V Advisors Fund (QP), L.P. was the record owner of 136,120 Ordinary Shares. As of December 31, 2000, Summit V Advisors Fund, L.P. was the record owner of 41,600 Ordinary Shares. As of December 31, 2000, Summit Investors III, L.P. was the record owner of 39,600 Ordinary Shares. The Ordinary Shares and the 114,021 Non-Voting Ordinary Shares held of record by Summit Ventures V, L.P., and the Ordinary Shares held of record by Summit V Companion Fund, L.P., Summit V Advisors Fund
                        (QP), L.P., Summit V Advisors Fund, L.P., and Summit Investors III, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,056,621 shares. In their capacities as individual general partners of Summit Partners, LLC and Summit Investors III, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan, Chung and Farb may be deemed to own beneficially 2,056,621 shares.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Mind C.T.I. Ltd., except in the case of Summit Ventures V, L.P. for the 1,081,100 Ordinary Shares and the 650,000 Non-Voting


                               PAGE 21 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 22 OF 40 PAGES
-------------------                                          -------------------

                        Ordinary Shares which it holds of record, Summit V Companion Fund, L.P. for the 644,180 Ordinary Shares which it holds of record, Summit V Advisors Fund (QP), L.P. for the 136,120 Ordinary Shares which it holds of record, Summit V Advisors Fund, L.P. for the 41,600 Ordinary Shares which it holds of record and Summit Investors III, L.P. for the 39,600 Ordinary Shares which it holds of record.


                              (b) Percent of Class:

                        Summit Ventures V, L.P.:  9.99%
                        Summit Partners V, L.P.:  9.99%
                        Summit Partners, LLC:  9.99%
                        Summit V Companion Fund, L.P.:  9.99%
                        Summit V Advisors Fund (QP), L.P.:  9.99%
                        Summit V Advisors Fund, L.P.:  9.99%
                        Summit Investors III, L.P.:  9.99%
                        E. Roe Stamps, IV:  9.99%
                        Stephen G. Woodsum:  9.99%
                        Gregory M. Avis:  9.99%
                        Martin J. Mannion:  9.99%
                        Bruce R. Evans:  9.99%
                        Walter G. Kortschak:  9.99%
                        Thomas S. Roberts: 9.99%
                        Joseph F. Trustey:  9.99%
                        Kevin P. Mohan:  9.99%
                        Peter Y. Chung:  9.99%
                        Thomas F. Farb:  9.99%

                        The foregoing percentages are calculated based on the 20,566,220 Ordinary Shares and Non-Voting Ordinary Shares reported to be outstanding on a Form 6-K filed on January 22, 2001.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                        Summit Ventures V, L.P.:  2,056,621 shares
                        Summit Partners V, L.P.:  2,056,621 shares
                        Summit Partners, LLC:  2,056,621 shares
                        Summit V Companion Fund, L.P.: 2,056,621 shares Summit V Advisors Fund (QP), L.P.: 2,056,621 shares

                               PAGE 22 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 23 OF 40 PAGES
-------------------                                          -------------------

                        Summit V Advisors Fund, L.P.: 2,056,621 shares Summit Investors III, L.P.: 2,056,621 shares
                        E. Roe Stamps, IV:  2,056,621 shares
                        Stephen G. Woodsum:  2,056,621 shares
                        Gregory M. Avis:  2,056,621 shares
                        Martin J. Mannion:  2,056,621 shares
                        Bruce R. Evans:  2,056,621 shares
                        Walter G. Kortschak:  2,056,621 shares
                        Thomas S. Roberts:  2,056,621 shares
                        Joseph F. Trustey:  2,056,621 shares
                        Kevin P. Mohan:  2,056,621 shares
                        Peter Y. Chung:  2,056,621 shares
                        Thomas F. Farb:  2,056,621 shares

                      (iii) sole power to dispose or direct the disposition of:

                           0 shares for each reporting person

                      (iv) shared power to dispose or direct the disposition of:

                        Summit Ventures V, L.P.:  2,056,621 shares
                        Summit Partners V, L.P.:  2,056,621 shares
                        Summit Partners, LLC:  2,056,621 shares
                        Summit V Companion Fund, L.P.: 2,056,621 shares Summit V Advisors Fund (QP), L.P.: 2,056,621 shares Summit V Advisors Fund, L.P.: 2,056,621 shares Summit Investors III, L.P.: 2,056,621 shares
                        E. Roe Stamps, IV:  2,056,621 shares
                        Stephen G. Woodsum:  2,056,621 shares
                        Gregory M. Avis:  2,056,621 shares
                        Martin J. Mannion:  2,056,621 shares
                        Bruce R. Evans:  2,056,621 shares
                        Walter G. Kortschak:  2,056,621 shares
                        Thomas S. Roberts:  2,056,621 shares
                        Joseph F. Trustey:  2,056,621 shares
                        Kevin P. Mohan:  2,056,621 shares
                        Peter Y. Chung:  2,056,621 shares
                        Thomas F. Farb:  2,056,621 shares

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

                               PAGE 23 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 24 OF 40 PAGES
-------------------                                          -------------------




Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATION.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



                               PAGE 24 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 25 OF 40 PAGES
-------------------                                          -------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 9, 2001.

SUMMIT VENTURES V, L.P.                         SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                     By: Summit Partners V, L.P.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By:                    *                        By:             *
   ------------------------------------------       -------------------------
     General Partner                                 General Partner

SUMMIT V ADVISORS FUND (QP), L.P.               SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                     By: Summit Partners V, L.P.

By: Summit Partners, LLC                        By: Summit Partners, LLC

By:                    *                        By:             *
    -----------------------------------------       -------------------------
     General Partner                                 General Partner

SUMMIT PARTNERS V, L.P.                         SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                        By:             *
                                                    -------------------------
                                                     General Partner
By:                    *
    -----------------------------------------
     General Partner

SUMMIT PARTNERS, LLC                                            *
                                                -----------------------------
                                                E. Roe Stamps
By:                    *
    -----------------------------------------
     General Partner

                       *                                        *
---------------------------------------------   -----------------------------
Stephen G. Woodsum                              Martin J. Mannion

                       *                                        *
---------------------------------------------   -----------------------------
Gregory M. Avis                                 Bruce R. Evans


                               PAGE 25 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 26 OF 40 PAGES
-------------------                                          -------------------


                       *                                        *
---------------------------------------------   -----------------------------
Walter G. Kortschak                             Thomas S. Roberts

                       *                                        *
---------------------------------------------   -----------------------------
Joseph F. Trustey                               Kevin P. Mohan

                       *
---------------------------------------------
Peter Y. Chung

                                                *By: /s/ Thomas F. Farb
                                                     -------------------------
                                                     Thomas F. Farb
                                                     Individually and as
                                                     Attorney-in-fact



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.








                               PAGE 26 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 27 OF 40 PAGES
-------------------                                          -------------------

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT
                                    ---------

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Mind C.T.I. Ltd.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 9th day of February, 2001.

SUMMIT VENTURES V, L.P.                      SUMMIT V COMPANION FUND, L.P.

By: Summit Partners V, L.P.                  By: Summit Partners V, L.P.

By: Summit Partners, LLC                     By: Summit Partners, LLC

By:               *                          By:            *
    ----------------------------                 -------------------------
    General Partner                              General Partner

SUMMIT V ADVISORS FUND (QP), L.P.            SUMMIT V ADVISORS FUND, L.P.

By: Summit Partners V, L.P.                  By: Summit Partners V, L.P.

By: Summit Partners, LLC                     By: Summit Partners, LLC

By:               *                          By:            *
    ----------------------------                 -------------------------
    General Partner                              General Partner

SUMMIT PARTNERS V, L.P.                      SUMMIT INVESTORS III, L.P.

By: Summit Partners, LLC                     By:            *
                                                 -------------------------
                                                 General Partner

By:               *
    ----------------------------
    General Partner

SUMMIT PARTNERS, LLC                                      *
                                             -----------------------------
                                             E. Roe Stamps

By:               *
    ----------------------------
    General Partner

                               PAGE 27 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 28 OF 40 PAGES
-------------------                                          -------------------


               *                                           *
--------------------------------             -----------------------------
Stephen G. Woodsum                           Martin J. Mannion

               *                                           *
--------------------------------             -----------------------------
Gregory M. Avis                              Bruce R. Evans

               *                                           *
--------------------------------             -----------------------------
Walter G. Kortschak                          Thomas S. Roberts

               *                                           *
--------------------------------             -----------------------------
Joseph F. Trustey                            Kevin P. Mohan

               *
-----------------------------
Peter Y. Chung

                                             *By: /s/ Thomas F. Farb
                                                  -------------------------
                                                  Thomas F. Farb
                                                  Individually and as
                                                  Attorney-in-fact


--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                               PAGE 28 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 29 OF 40 PAGES
-------------------                                          -------------------


                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                               PAGE 29 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 30 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ E. Roe Stamps, IV
                                         -------------------------------------
                                         E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         -------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------


                               PAGE 30 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 31 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ Stephen G. Woodsum
                                         ---------------------------------------
                                         Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------


                               PAGE 31 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 32 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ Martin J. Mannion
                                         ---------------------------------------
                                         Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------

                               PAGE 32 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 33 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.

                                         /s/ Gregory M. Avis
                                         ---------------------------------------
                                         Gregory M. Avis

State of California                 )
                                    ) ss:
County of Santa Clara               )

         On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------

                               PAGE 33 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 34 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ Thomas S. Roberts
                                         ---------------------------------------
                                         Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------



                               PAGE 34 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 35 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ Bruce R. Evans
                                         ---------------------------------------
                                         Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------


                               PAGE 35 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 36 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.

                                         /s/ Walter G. Kortschak
                                         ---------------------------------------
                                         Walter G. Kortschak

State of California                 )
                                    ) ss:
County of Santa Clara               )

         On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------


                               PAGE 36 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 37 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ Joseph F. Trustey
                                         ---------------------------------------
                                         Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------


                               PAGE 37 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 38 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ Kevin P. Mohan
                                         ---------------------------------------
                                         Kevin P. Mohan

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------



                               PAGE 38 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 39 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.

                                         /s/ Peter Y. Chung
                                         ---------------------------------------
                                         Peter Y. Chung

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------


                               PAGE 39 OF 40 PAGES

-------------------                                          -------------------
CUSIP NO.  M7024010                   13G                    PAGE 40 OF 40 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                         /s/ Thomas F. Farb
                                         ---------------------------------------
                                         Thomas F. Farb

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 7th day of February, 2000, before me personally came Thomas F. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                         /s/ Cynthia R. Freedman
                                         ---------------------------------------
                                         Notary Public

                                         My Commission expires: October 20, 2000
                                                                ----------------


                              PAGE 40 OF 40 PAGES